Exhibit 99.1

Notes to Footnote 1:

In accordance  with  Securities  and Exchange  Commission  Release No.  34-39538
(January  12,  1998),  this Form 4 is being filed by Credit  Suisse First Boston
(the  "Bank"),  a Swiss bank, on behalf of itself and its  subsidiaries,  to the extent that they  constitute  the Credit Suisse First Boston  business unit (the
"CSFB  business  unit")  excluding  Asset  Management  (as  defined  below) (the
"Reporting  Person").  The  CSFB  business  unit is also  comprised  of an asset management  business  principally  conducted  under the brand name Credit Suisse
Asset Management ("Asset Management").

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston,  Inc. ("CSFBI"),  a Delaware  corporation.
The ultimate  parent company of the Bank and CSFBI,  and the direct owner of the remainder  of the voting  stock of CSFBI,  is Credit  Suisse  Group  ("CSG"),  a corporation  formed under the laws of Switzerland.  CSFBI owns all of the voting stock of Credit  Suisse  First  Boston  (USA),  Inc.  ("CSFB-USA"),  a  Delaware
corporation and holding company.  The address of the Bank's  principal  business and office is Uetlibergstrasse  231, P.O. Box 900, CH 8070 Zurich,  Switzerland.
The address of the Reporting  Person's and CSFBI's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

CSG is a global financial  services company with three distinct  business units.
In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse business unit (the "Credit Suisse business unit")
and the Winterthur  business unit (the "Winterthur  business unit").  The Credit
Suisse  business  unit offers  global  private  banking and corporate and retail banking services in Switzerland.  The Winterthur business unit provides life and non-life  insurance  and  pension  products  to private  and  corporate  clients worldwide.  CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich,
Switzerland.

CSG, for purposes of the federal  securities  laws, may be deemed  ultimately to control  the  Bank  and  Reporting  Person.  CSG,  its  executive  officers  and directors, and its direct and indirect subsidiaries (including Asset Management,
the  Credit  Suisse  business  unit  and  the  Winterthur   business  unit)  may
beneficially own securities to which this Statement  relates and such securities are not  reported in this  Statement.  CSG  disclaims  beneficial  ownership  of securities beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. The Reporting Person disclaims beneficial ownership of all securities  beneficially  owned by CSG,  Asset  Management,  the  Credit  Suisse business unit and the  Winterthur  business  unit.  Kathleen  LaPorte  disclaims beneficial  ownership  of all  securities  beneficially  owned by CSG and  CSG's direct and indirect  subsidiaries,  including the Reporting Person except to the
extent  of  her  pecuniary  interest  therein.   Credit  Suisse  also  disclaims
beneficial  ownership of any securities  beneficially owned by Kathleen LaPorte.
The Reporting Person disclaims  beneficial  ownership of all securities reported herein, except to the extent of its pecuniary interest in such securities.

Credit  Suisse  First  Boston LLC ("CSFB  LLC"),  a Delaware  limited  liability company,  is a registered  broker-dealer  that effects trades in many companies, including  VNUS.  The address of the  principal  business  and office of each of
CSFB-USA and CSFB LLC is Eleven Madison Avenue, New York, New York 10010.

The  Reporting  Person is also the  indirect  beneficial  owner of the shares of
Common Stock of VNUS listed on a Form 4 filed by the  Reporting  Person with the
SEC on October 27, 2004.